EXHIBIT 99.1
TRANS1 ANNOUNCES CEO TRANSITION
WILMINGTON, N.C., Jan 4, 2011 (GLOBE NEWSWIRE) — TranS1 Inc. (Nasdaq: TSON) today announced that its Board of Directors (the “Board”) has appointed current President and COO, Ken Reali, as Chief Executive Officer of the Company. Mr. Randall, its current Chief Executive Officer, will continue to serve as a member of the Board in the newly created position of Executive Chairman of the Board. As Executive Chairman, Mr. Randall will continue to play an important role in the management of the Company and will principally be involved with working with Mr. Reali and his management team on building shareholder value in an evolving spine market more focused on cost effective, minimally invasive surgical therapies. In connection with his appointment as Chief Executive Officer, Mr. Reali is also being elected as a member of the Board.
“Rick has been instrumental in the development of TranS1 since joining the Company in 2002 and we are pleased that he will continue to serve as Executive Chairman of the Board,” said Paul LaViolette, Lead Director of TranS1. “Ken has made a significant impact on TranS1 since he joined last year and we are enthusiastic about his leading the Company forward.”
Mr. Reali was initially hired by the Company as President and Chief Operating Officer in January 2010. He has over 20 years of general management, sales and marketing experience with leading medical device and orthopedic companies. Mr. Reali joined the Company from Smith & Nephew where he spent five years in various senior marketing, sales and product development positions, including most recently as Senior Vice President and General Manager of the Biologics and Clinical Therapies Business. Prior to joining Smith & Nephew, Mr. Reali held senior marketing, sales and product development positions at Stryker for seven years. Prior to joining Stryker, Mr. Reali worked as a territory and product manager at Biomet for eight years.
Commenting on his appointment as CEO, Ken Reali said, “TranS1 is well positioned to become a significant participant in spinal implants through growth of its AxiaLIF core technology. The Company will continue to leverage its strong minimally invasive foundation to develop a business based on technologies that improve outcomes and offer a superior value proposition to current standard of care."
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
CONTACT: TranS1 Inc.
Investors:
Joseph P. Slattery, Executive Vice-President and
Chief Financial Officer
910-332-1700
Westwicke Partners
Mark Klausner
443-213-0501
trans1@westwicke.com